UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 1, 2009
(Date of earliest event reported)

CLEARVIEW ACQUISITIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52107	20-4069588
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1848 Commercial Street
San Diego, California 92113
(Address of principal executive offices, zip code)
(877) 246-4354
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c)

Item 4.01                      Changes in Registrant’s Certifying Accountant.

(a)     On March 3, 2009, Clearview Acquisitions Inc. (the “Company”) dismissed Wolinetz, Lafazan & Company, P.C. (“Wolinetz”) as its independent registered public accounting firm. The audit reports of Wolinetz on the consolidated financial statements as of December 31, 2008 and 2007 and for the years then ended contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that Wolinetz reported that certain factors, including the Company having incurred an operating loss for the years ended December 31, 2008 and 2007, having no revenues and not having commenced planned principal operations, raised substantial doubt about the Company’s ability to continue as a going concern. The dismissal of Wolinetz was recommended by the Company’s board of directors.

During the Company’s two most recent fiscal years (i) there was no disagreement with Wolinetz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Wolinetz, would have caused Wolinetz to make reference to the subject matter of the disagreement in connection with its report and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and related instructions).

The Company has provided Wolinetz with a copy of this disclosure and requested that Wolinetz furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter dated March 4, 2009, is attached hereto as Exhibit 16.1 to this Current Report on Form 8-K.

(b)     On March 3, 2009, the Company’s board of directors engaged Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar/Milner”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. During the Company’s two most recent fiscal years and the interim period thereafter preceding the engagement of Squar/Milner, neither the Company nor any one acting on its behalf consulted with Squar/Milner regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, except as specifically set forth below, or the type of audit opinion that might be rendered on the Company’s financial statements and neither a written report was provided to the Company or oral advice was provided that Squar/Milner concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K and related instructions).  Squar/Milner has served as the independent registered public accounting firm for Helix Wind, Inc. (“Helix Wind”), a wholly-owned subsidiary of the  Company, and has audited Helix Wind’s financial statements since its inception in September of 2006.

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)           On March 1, 2009, the resignation of Tatiana Mikitchuk from the board of directors of the Company, became effective in connection with the transaction with Helix Wind consummated on February 11, 2009, and the Agreement with Helix Wind dated January 28, 2009 (the “Agreement”).

(d)           Also in connection with the transaction with Helix Wind, on March 2, 2009, Scott Weinbrandt was appointed to the Company’s board of directors by the Company’s sole, remaining director to replace Ms. Mikitchuk.

Mr. Weinbrandt has been the President and Chairman of the Board of Helix Wind since June 1, 2008. Prior to such time, Mr. Weinbrandt held the position of founder, Chairman, and Chief Executive Officer from 2006 through 2007 at GoPaperless Solutions, Inc., a solutions provider of hardware and software for encrypted signature technology. After being at Dell Computer for ten years, Mr. Weinbrandt worked as a Technology Consultant in 2002 for Solana Capital Partners, a venture capital firm, and from 2003 through 2005 as Senior Vice President and General Manager, Enterprise Systems Division and Senior Vice President, Gateway Business Division of Gateway Inc. Mr. Weinbrandt holds a Bachelors of Science degree in Computer Science from San Diego State University.

Mr. Weinbrandt has entered into Board of Directors Service and Indemnification Agreements with the Company.  For more information regarding this agreement, please see the section entitled “Director Compensation” in the Company’s Current Report on Form 8-K filed February 11, 2009.  Mr. Weinbrandt has entered into an employment agreement with the Company.  For more information regarding this agreement, please see the section entitled “Executive  Compensation” in the Company’s Current Report on Form 8-K filed February 11, 2009.  Mr. Weinbrandt entered into an agreement with Helix Wind regarding his service on Helix Wind’s board of advisors, which has since been terminated.  However, pursuant to such agreement, he was promised 10,246 shares of Helix Wind stock, which were not issued and instead Mr. Weinbrandt received 205,463 shares of the Company’s Common Stock on February 11, 2009.

For more information regarding the Agreement, the transaction and all material plans and agreements of the Company to which Mr. Weinbrandt is  party or in which he participates, please see the full text of the Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 28, 2009, and the description of the transaction with Helix Wind in the Company’s Current Report on Form 8-K filed February 11, 2009, both of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

           16.1   Letter from Wolinetz, Lafazan & Company, P.C. dated March 4, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearview Acquisitions, Inc. By: /s/ Ian Gardner Name: Ian Gardner Title: Chief Executive Officer

Date:  March 4, 2009